BNP RESIDENTIAL PROPERTIES, INC.                              Exhibit 99.1
301 South College Street - Suite 3850
Charlotte, North Carolina 28202-6024

Contact: Philip S. Payne
         Chairman & Chief Financial Officer
         Tel:  (704) 944-0100
         Fax:  (704) 944-2039

PRESS RELEASE
FOR IMMEDIATE RELEASE


                      BNP RESIDENTIAL PROPERTIES ANNOUNCES
                    THE ACQUISITION OF BRIDGES AT SOUTHPOINT


Charlotte, North Carolina
October 1, 2004

BNP Residential Properties, Inc. (AMEX: BNP) today announced the acquisition of Bridges at Southpoint, formerly known as Sterling Park Apartments, located in Durham, North Carolina, for a contract purchase price of $10.2 million. The property consists of 192 one and two bedroom garden style apartment homes and includes a swimming pool, tennis courts, and exercise facility. In conjunction with this acquisition, we issued an $8.2 million note payable at a fixed rate of 4.93% for a 10 year term with Column Financial. The remainder was funded by a draw on our existing line of credit.

Company Overview: BNP Residential Properties, Inc. is a real estate investment trust focused on owning and operating apartment communities. Following the acquisition announced today, BNP now owns and operates 25 apartment communities containing a total of 6,113 apartments and provides third-party management services for 7 apartment communities containing a total of 1,799 apartments. In addition to the apartment properties, the Company owns 40 restaurant properties that are leased on a triple-net basis to a restaurant operator. The Company currently operates in the states of North Carolina, South Carolina and Virginia.

BNP Residential Properties, Inc. is structured as an UPREIT or umbrella partnership real estate investment trust. The Company is the sole general partner and owns a controlling interest in BNP Residential Properties Limited Partnership, the operating partnership. All of the Company's operations are conducted through the operating partnership.


More information may be obtained by calling the company's Corporate Offices at
(704) 944-0100 or on the Internet through the company website at www.bnp-residential.com. Information requests may be e-mailed to the investor relations department at investor.relations@bnp-residential.com.




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